Exhibit 99.2

FOR IMMEDIATE RELEASE

INFINITY AND MEDIMMUNE ANNOUNCE PROMISING BIOLIGICAL ACTIVITY OF

ANTI-HSP90 COMPOUND IN PHASE I GIST TRIAL

— Data Presented at AACR-NCI-EORTC Conference Supports Expansion of

Clinical Development for IPI-504 —

Prague, Czech Republic – November 7, 2006 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) and MedImmune, Inc. (NASDAQ: MEDI) announced today preliminary results from an open-label Phase I clinical study of IPI-504 in patients with Gleevec®-resistant metastatic gastrointestinal stromal tumors (GIST). IPI-504, Infinity’s lead oncology drug candidate, is a proprietary small molecule inhibitor of Heat Shock Protein 90 (Hsp90) that is being jointly developed by Infinity and MedImmune.

This open-label, dose-escalation Phase I trial of IPI-504 is being conducted at the Dana-Farber Cancer Institute in Boston, Mass., under the direction of George Demetri MD, director of the Ludwig Center at Dana-Farber/Harvard and director of Dana-Farber’s Center for Sarcoma and Bone Oncology. To date, 20 GIST patients have received IPI-504 at dose levels ranging from 90 to 400 mg/m2. IPI-504 is administered to patients on days 1, 4, 8, and 11, followed by 10 days off treatment (referred to as a “drug holiday”), in a 21-day cycle. Patients included in the study were heavily pre-treated and nearly all had failed prior therapy with Sutent® as well as Gleevec, two approved therapies for the treatment of GIST.

“We are very encouraged by the data emerging from this Phase I clinical trial of IPI-504 in patients with treatment-refractory progressive GIST, which is reminiscent of the clinical data seen with other approved therapies such as the kinase inhibitors Gleevec and Sutent,” said Dr. Demetri. “Kinase inhibitors have been dramatically effective but over time we have seen tumors become resistant to these therapies. IPI-504 has an important new mechanism of action with the potential to benefit patients even with resistant disease. Perhaps more importantly, GIST may serve as the first of many potential applications for IPI-504 in oncology, since the scientific rationale for the drug’s mechanism of action applies to patients with other forms of cancer that have become resistant to targeted therapies.”

IPI-504 has been well-tolerated to date at all dose levels tested, and a maximum tolerated dose has not yet been identified. Investigators have observed evidence of biological activity for IPI-504 using positron emission tomography imaging, or PET. In 7 of 17 evaluated patients (41%), PET scans revealed a decrease in tumor uptake of 18-fluorodeoxyglucose, an imaging agent used to measure metabolic activity, in response to IPI-504 administration. (See below for a full explanation of PET imaging.) In some cases, a rebound in tumor activity was observed during the drug holiday, followed by a decrease in tumor activity upon re-administration of IPI-504 in the next cycle. This pattern of tumor response appears to demonstrate biological activity of IPI-504. In addition to the observed PET responses, 6 of 15 evaluated patients (40%) received five or more cycles of therapy with IPI-504.

“We are grateful to the patients, their caregivers, and our collaborators at the Dana-Farber Cancer Institute who devote themselves to improving our understanding of a potential new therapy for this fatal disease,” said Julian Adams, Ph.D., President and Chief Scientific Officer of Infinity.

Based on the re-emergence of tumor activity among some patients during the 10-day drug holiday and IPI-504’s observed tolerability to date, Infinity and MedImmune are expanding this Phase I trial to add a second schedule of administration. On the new schedule, patients will receive IPI-504 twice-weekly without a drug holiday. The observed rebound of tumor metabolic activity during the drug holiday suggests that continuous suppression of Hsp90 in GIST through uninterrupted dose administration of IPI-504 may further enhance its potential activity. Infinity and MedImmune are also considering clinical development of IPI-504 using this new schedule of administration in a number of additional tumor types for which Hsp90 may be a critical pathway to tumor cell growth and survival.

Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139

tel: 617.453.1000 fax: 617.453.1001 www.ipi.coms

“MedImmune is encouraged by the early clinical results with IPI-504 in GIST patients,” said Dirk Reitsma, M.D., MedImmune’s Vice President, Clinical Development, Oncology. “These preliminary data are consistent with preclinical outcomes demonstrating the drug’s tolerability and biologic activity. We are pleased to work with Infinity to accelerate the development of this promising molecule, which has the potential to expand into additional tumor types as well.”

The data from this open-label, dose escalation Phase I trial of IPI-504 are being presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics being held in Prague, Czech Republic, November 7 - 10, 2006. A poster presentation of the data titled “Overcoming resistance to tyrosine kinase inhibitors (TKIs) through Inhibition of Heat Shock Protein 90 (Hsp90) Chaperone Function in Patients with Metastatic GIST: Results of a Phase I Trial of IPI-504, a water-soluble Hsp90 inhibitor” (Abstract #570) will take place on Friday, November 10, 2006 at 12:00-14:00 CET. The data presented will also be posted on Infinity’s website at that time.

Conference Call on Tuesday, November 14, 2006 at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Tuesday, November 14, 2006 at 8:30 a.m. EST. Management will discuss the clinical data released on November 7 and presented at the EORTC conference in Prague on Friday, November 10, as well as the company’s third quarter 2006 financial results. A live webcast of the conference call can be accessed in the Investor section of Infinity’s website at www.ipi.com. Callers may participate in the call by dialing 800-565-5442 (domestic) and 1-913-312-1298 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Hsp90

Hsp90 is an emerging therapeutic target of interest for the treatment of cancer. Proteins are the mainstay of structural and signaling elements of all cells. Hsp90 is a molecule that maintains the conformation and activity of specific proteins in the cell, also called “client proteins” of Hsp90. Many cancers result from specific mutations in such client proteins; Hsp90 enables those cancers’ survival by maintaining the function of their mutated client proteins. Inhibition of Hsp90 therefore has broad therapeutic potential for the treatment of patients with solid tumors and blood-related cancers, including cancers that are resistant to other drugs.

About IPI-504

IPI-504 is Infinity’s proprietary small molecule therapeutic drug candidate that, in preclinical studies, potently and selectively inhibits Hsp90, thereby killing cancer cells. IPI-504 preferentially targets and accumulates in tumor tissues, sparing healthy tissues. In preclinical studies it has demonstrated broad potential to treat certain cancers as both a single agent as well as in combination with existing anti-cancer drugs. The water-based formulation of IPI-504 is delivered as an intravenous infusion. Infinity is currently conducting two Phase I clinical trials with intravenous formulations of IPI-504. In July 2005, Infinity initiated the first of these Phase I clinical trials in refractory multiple myeloma. In December 2005, Infinity initiated the second Phase I clinical trial with IPI-504 in refractory gastrointestinal stromal tumors (GIST). Infinity is also developing an oral formulation of IPI-504.

About Gastrointestinal Stromal Tumors (GIST) and Hsp90

The American Cancer Society (ACS) reports that GIST is the most frequent form of gastrointestinal sarcoma, a life-threatening disease highly resistant to traditional cytotoxic chemotherapy or radiation treatment. The ACS estimates that between 4,500 and 6,000 Americans develop GIST each year. In the majority of GIST cases, specific mutations in cellular signaling enzymes (“kinases”) called KIT or PDGFRA cause the growth and survival signal of the cell to become permanently active, leading to cancer. Both KIT and PDGFRA are client proteins of Hsp90, suggesting that inhibition of Hsp90 in GIST is an attractive area for clinical study.

About Positron Emission Tomography (PET Imaging)

Positron emission tomography, also called PET, is an imaging technology that measures functional processes in the body. A radioactive isotope is attached to a metabolically-active molecule related to glucose; the combined tracer molecule is then injected into the human body where it is taken up and trapped within the tumor cells. 18-fluorodeoxyglucose, or 18-FDG, is the most common tracer used in oncology for PET imaging. Different colors or degrees of brightness on a PET image represent different levels of tissue or organ metabolic activity. PET imaging in oncology takes advantage of the fact that cancer cells exhibit higher-than-normal levels of glucose uptake, and therefore show up clearly as bright spots on PET images. Oncologists often use PET scans to detect tumors, examine the effects of a cancer therapy by measuring the metabolic activity of the cancer cell before and after treatment, and/or evaluate clinical outcomes

About Infinity – MedImmune Collaboration

In August 2006, Infinity and MedImmune announced that they had entered into an agreement to jointly develop and commercialize novel small molecule cancer drugs targeting Heat Shock Protein 90 (Hsp90) and the Hedgehog cell-signaling pathway. The collaboration will focus on IPI-504, Infinity’s lead Hsp90 inhibitor in Phase I clinical trials, as well as next-generation oral versions of IPI-504 and a series of preclinical molecules targeting the Hedgehog pathway.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

Forward-Looking Statement

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to the research and development of IPI-504 and other compounds targeting Hsp90. Such statements reflect the current views of MedImmune and/or Infinity management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission and in Infinity’s current report on Form 8-K that was filed on September 18, 2006. There can be no assurance that such development efforts will succeed, that the products will receive required regulatory clearance or, even if such regulatory clearance is received, that the subsequent products will ultimately achieve commercial success. Further, any forward-looking statements contained in this announcement speak only as of the date hereof, and MedImmune and Infinity expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gleevec® and Sutent® are registered trademarks of Novartis Pharmaceuticals Corporation and Pfizer Inc., respectively.

Contacts
Infinity Pharmaceuticals, Inc. Media: Monique Allaire, 617-453-1105 Investors: John Evans, 617-453-1254 http://www.ipi.com	MedImmune, Inc. Media: Kate Barrett, 301-398-4320 Investors: Peter Vozzo, 301-398-4358 http://www.medimmune.com

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